Exhibit 99.1

Investors and Media:

Lisa Ciota: 630-824-1907

SUNCOKE ENERGY, INC. ANNOUNCES FIRST QUARTER 2014 RESULTS AND

AGREEMENT ON FIRST DROPDOWN TRANSACTION

•	First quarter 2014 net loss was $7.8 million, down from net income of $2.1 million in same prior year period. The quarter’s loss reflects impact of severe winter weather on domestic cokemaking operations and the Indiana Harbor refurbishment

•	Adjusted EBITDA was $33.6 million in first quarter 2014, down $18.7 million versus same prior year period primarily due to the impact of severe winter weather on cokemaking yields and production as well as the Indiana Harbor refurbishment

•	Domestic Coke segment generated $46.8 million of Adjusted EBITDA in first quarter 2014 on sales of 948 thousand tons, resulting in Adjusted EBITDA per ton of $49, down from $58 per ton in first quarter 2013 for the same reasons noted above

•	Lowering full year 2014 outlook for Adjusted EBITDA and earnings per share to $220 million to $240 million and $0.08 to $0.33 per share, respectively, due to weak first quarter results

•	Executed agreement to contribute a 33 percent interest in the Haverhill and Middletown cokemaking facilities to SunCoke Energy Partners, L.P. (NYSE: SXCP) for total consideration of $365 million

Lisle, IL (April 23, 2014)—SunCoke Energy, Inc. (NYSE: SXC) today reported first quarter 2014 net loss attributable to shareholders of $7.8 million, or $0.11 per diluted share, down from income of $2.1 million, or $0.03 per diluted share, in first quarter 2013. The year-over-year decline is primarily due to the impact of severe winter weather on cokemaking yields and production as well the Indiana Harbor refurbishment.

“At $33.6 million, our first quarter Adjusted EBITDA was weak primarily due to severe weather,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “While overall cokemaking operations have recovered with the return of more moderate weather, we anticipate regaining only a portion of first quarter’s lost production. Accordingly, we are lowering our full year 2014 Adjusted EBITDA outlook to $220 million to $240 million.”

SXC also announced that it has entered into an contribution agreement with SunCoke Energy Partners, L.P. (NYSE: SXCP) to contribute a 33 percent interest in its Haverhill and Middletown cokemaking facilities for total consideration of $365 million. SXC will continue to retain a 2 percent interest in both facilities.

Henderson added, “Our agreement to contribute a 33 percent interest in our Haverhill and Middletown cokemaking facilities is a key step under our plan to drop down our entire domestic coke business to SXCP over the next few years. When this transaction closes in May, we expect to receive total consideration of $365 million in a tax efficient manner that will consist of SXCP equity and SXCP’s assumption and repayment of a significant portion of our debt.”

CONTRIBUTION AGREEMENT

On April 23, 2014, we executed an agreement to contribute a 33 percent interest in the Haverhill and Middletown facilities to SXCP. We expect to receive total consideration of $365 million including approximately $80 million of

SXCP common units and $3 million of general partner interests. In addition, SXCP will assume approximately $271 million of our outstanding debt and other liabilities and pay us about $3 million in cash. Approximately $7 million of the consideration will be left at SXCP to pre-fund our obligation to indemnify SXCP for the cost of the environmental remediation project at Haverhill.

We expect this transaction will benefit SXC shareholders through the attractive multiple paid for these assets and higher total cash distributions we expect to receive, including payments on our incentive distribution rights. We also anticipate no material immediate tax gain as a result of the transaction structure and forms of consideration.

We expect to close on this agreement in May 2014, subject to customary closing conditions for such transactions and the completion of the associated financing transactions at SXCP.

FIRST QUARTER 2014 CONSOLIDATED RESULTS

	Three Months Ended March 31,
(In millions, except per share amounts)	2014	2013	(Decrease)
Total Revenues	$359.6	$453.9	$(94.3)
Operating Income	4.7	27.0	(22.3)
Adjusted EBITDA(1)	33.6	52.3	(18.7)
Net (Loss) Income Attributable to Shareholders	(7.8)	2.1	(9.9)
(Loss) Earnings Per Diluted Share	(0.11)	0.03	(0.14)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues fell 20.7 percent to $359.6 million in first quarter 2014 versus same prior year period due to the pass-through of lower coal prices and reduced coke sales volumes in our Domestic Coke segment. In addition, a $22 per ton decline in average coal sales price, partly offset by higher coal sales volumes in our Coal Mining segment, contributed to the reduction in total revenues.

Operating income and Adjusted EBITDA were down 82.6 percent and 35.8 percent in first quarter 2014 to $4.7 million and $33.6 million, respectively, as compared to first quarter 2013. The decline in operating income and Adjusted EBITDA were primarily driven by the impact of severe winter weather, which resulted in lower yields and production and higher operating costs in our cokemaking operations, plus weak performance at our Indiana Harbor facility due to the refurbishment efforts there, partially offset by our new Coal Logistics segment. In addition, higher depreciation related to capital expenditures and accelerated depreciation at Indiana Harbor also contributed to the decline in operating income.

Net loss attributable to shareholders was $7.8 million in first quarter 2014, a reduction of $9.9 million versus the same prior year period. The major factors affecting net income was the decline in operating income described above, partly offset by lower tax and financing expense compared to prior year.

FIRST QUARTER 2014 SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended March 31,
(In millions, except per ton amounts)	2014	2013	(Decrease)
Segment Revenues	$333.5	$428.2	$(94.7)
Adjusted EBITDA(1)	46.8	61.1	(14.3)
Sales Volume (in thousands of tons)	948	1,058	(110)
Adjusted EBITDA per ton(1)	$49.37	$57.75	(8.38)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

•	Segment revenues were affected by the pass-through of lower coal costs and lower coke sales volumes. The lower coke sales volumes reflects the impact of severe winter weather on production and yields across our fleet and the refurbishment effort at Indiana Harbor.

•	Excluding Indiana Harbor, lower yields and production and higher operating costs across our domestic cokemaking fleet, primarily due to the severe winter weather, negatively impacted Adjusted EBITDA by approximately $7.2 million and $4.6 million, respectively. Partly offsetting this was higher energy sales. At Indiana Harbor, higher costs and lower productivity due to weather and our refurbishment effort drove an Adjusted EBITDA decline of $3.9 million.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Segment Adjusted EBITDA increased slightly to $1.7 million on higher production.

India Coke

India Coke consists of our 49 percent interest in VISA SunCoke, a joint venture with VISA Steel formed on March 18, 2013. VISA SunCoke owns a 440 thousand ton cokemaking facility and associated steam generation unit in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture’s results.

•	Adjusted EBITDA was $0.1 million on coke sales of approximately 60 thousand tons, representing our share of total coke sales of approximately 122 thousand tons. Adjusted EBITDA per ton was $1.95 per ton, excluding a negative foreign currency impact of $1.08 per ton. High industry coke inventories and import competition from China have depressed coke pricing in India, resulting in weak margins.

•	India Coke recognized a net loss of $0.6 million from equity method investment reflecting our share of earnings, depreciation, interest expense and taxes attributable to the venture.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke facility for conversion into coke.

	Three Months Ended March 31,
(In millions, except per ton amounts)	2014	2013	Increase/ (Decrease)
Total Coal Mining Revenues(1)	$40.4	$45.8	$(5.4)
Segment Revenues (excluding sales to affiliates)	$6.5	$13.6	$(7.1)
Adjusted EBITDA(1)	$(8.0)	$(4.6)	$(3.4)
Coal Production (in thousands of tons)(2)	306	349	(43)
Sales Volumes (in thousands of tons)(3)	398	373	25
Sales Price per ton (excludes transportation costs)	$99.03	$121.19	$(22.16)
Adjusted EBITDA per ton(1)	$(20.10)	$(12.33)	$(7.77)

(1)	See definitions of Adjusted EBITDA, Adjusted EBITDA per Ton and reconciliation elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•	Total Coal Mining revenues (including sales to affiliates) fell as a result of a $22 per ton decline in average coal sales price, partly offset by higher volumes. Excluding sales to affiliates, segment revenues were down on lower average sales price and sales volumes. The difference between coal sales volumes and coal production in first quarter 2014 was due to an increase in raw coal purchases.

•	Adjusted EBITDA was negatively impacted by lower average coal sales price, partly offset by approximately a $9 per ton reduction in cash production costs.

Coal Logistics

The Coal Logistics segment consists of the coal handling and blending services operated by SXCP as a result of its acquisitions of Lake Terminal in third quarter 2013 and Kanawha River Terminals, LLC (KRT) in fourth quarter 2013. SXCP’s coal handling and blending terminals are located in East Chicago, Indiana and along the Ohio, Big Sandy and Kanawha Rivers in West Virginia and Kentucky.

•	Coal Logistics handled 4,359 thousand tons of coal, contributing $2.1 million to Adjusted EBITDA. This lower than expected Adjusted EBITDA performance reflects higher costs and lower volumes at Lake Terminal due to weather impact.

Corporate and Other

Corporate and other expenses in first quarter 2014 were $9.1 million, up $3.3 million versus first quarter 2013 primarily due to corporate restructuring expenses of $1.4 million and an unfavorable prior year comparison, which included foreign exchange gains on an India Rupee hedge.

Financing Expense, Net

Net financing expense was $3.7 million lower at $12.1 million in first quarter 2014 versus first quarter 2013. Prior year financing expense included costs related to the early paydown of a term loan and fees associated with the issuance of new debt in connection with the initial public offering of SXCP in January 2013.

Cash Flow

Net cash used in operations was $11.3 million for the first quarter 2014, reflecting lower net income and working capital changes largely due to the timing of accounts payable.

Cash used in investing activities was $38.1 million in first quarter 2014 as compared with $98.2 million in same respective period in 2013, which included our $67.7 million investment in the VISA SunCoke joint venture.

2014 OUTLOOK

Our 2014 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.2 million tons

•	Coal production is projected to be approximately 1.3 million tons

•	Adjusted EBITDA is expected to be between $220 million and $240 million on a consolidated basis. Adjusted EBITDA attributable to SXC is expected to be between $173 million and $188 million, reflecting the impact of public ownership in SXCP

•	Earnings per diluted share attributable to SXC is expected to be between $0.08 and $0.33 per diluted share, reflecting the impact of public ownership in SXCP

•	Cash generated by operations is expected to be approximately $160 million

•	Capital expenditures are projected to be $138 million. Approximately $36 million of the projected 2014 capital expenditures were pre-funded with the proceeds from SXCP’s initial public offering in January 2013

•	The effective tax rate for the full year 2014 is expected to be between 20 percent and 26 percent, and the cash tax rate is expected to be between 10 percent and 18 percent

RELATED COMMUNICATIONS

We will host a investor conference call tomorrow at 9:45 a.m. Eastern Time (8:45 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 37014048. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3701 4048#.

UPCOMING EVENTS

We plan to participate in the following investor conferences:

•	Brean Capital 2014 Global Resources & Infrastructure Conference on May 28, 2014 in New York, NY

•	National Association of Publicly Traded Partnerships 2014 MLP Investor Conference on May 21-22, 2014 in Ponte Vedra Beach, FL

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat-recovery cokemaking process produces high-quality coke for use in steelmaking, typically captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our U.S. cokemaking facilities are located in Virginia, Indiana, Ohio and Illinois. Outside the U.S., we have cokemaking operations in Vitoria, Brazil and Odisha, India. Our coal mining operations, which have more than 110 million tons of proven and probable reserves, are located in Virginia and West Virginia. In addition, through our 58 percent ownership of SXCP, we have an interest in SXCP’s coal logistics business which have the collective capacity to blend and transload more than 30 million tons of coal annually. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted

EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$358.0	$451.5
Other income	1.6	2.4

Total revenues	359.6	453.9

Costs and operating expenses
Cost of products sold and operating expenses	304.0	382.4
Selling, general and administrative expenses	21.9	20.6
Depreciation, depletion and amortization	29.0	23.9

Total costs and operating expenses	354.9	426.9

Operating income	4.7	27.0
Interest expense, net	12.1	15.8

(Loss) income before income tax (benefit) expense and loss from equity method investment	(7.4)	11.2
Income tax (benefit) expense	(4.2)	4.8
Loss from equity method investment	0.6	—

Net (loss) income	(3.8)	6.4
Less: Net income attributable to noncontrolling interests	4.0	4.3

Net (loss) income attributable to SunCoke Energy, Inc.	$(7.8)	$2.1

(Loss) earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$(0.11)	$0.03
Diluted	$(0.11)	$0.03
Weighted average number of common shares outstanding:
Basic	69.7	70.0
Diluted	69.7	70.3

SunCoke Energy, Inc.

Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$178.2	$233.6
Receivables	81.5	91.5
Inventories	124.8	135.3
Income tax receivable	5.6	6.6
Deferred income taxes	12.6	12.6
Other current assets	7.5	2.3

Total current assets	410.2	481.9

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	56.8	56.8
Properties, plants and equipment, net	1,553.2	1,544.1
Lease and mineral rights, net	52.7	52.8
Goodwill and other intangible assets, net	25.1	25.4
Deferred charges and other assets	44.5	41.9

Total assets	$2,183.5	$2,243.9

Liabilities and Equity
Accounts payable	$136.3	$154.3
Accrued liabilities	46.8	69.5
Short-term debt, including current portion of long-term debt	41.0	41.0
Interest payable	7.8	18.2

Total current liabilities	231.9	283.0

Long-term debt	647.9	648.1
Accrual for black lung benefits	32.4	32.4
Retirement benefit liabilities	35.0	34.8
Deferred income taxes	373.1	376.6
Asset retirement obligations	18.2	17.9
Other deferred credits and liabilities	20.0	18.8

Total liabilities	1,358.5	1,411.6

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at March 31, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,762,824 and 69,636,785 shares at March 31, 2014 and December 31, 2013, respectively	0.7	0.7
Treasury stock,1,255,355 shares at March 31, 2014 and at December 31, 2013	(19.9)	(19.9)
Additional paid-in capital	449.6	446.9
Accumulated other comprehensive loss	(13.9)	(14.1)
Retained earnings	136.0	143.8

Total SunCoke Energy, Inc. stockholders’ equity	552.5	557.4
Noncontrolling interests	272.5	274.9

Total equity	825.0	832.3

Total liabilities and equity	$2,183.5	$2,243.9

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(3.8)	$6.4
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	29.0	23.9
Share-based compensation expense	2.3	1.4
Deferred income tax (benefit) expense	(3.1)	2.6
Payments less than (in excess of) expense for retirement plans	0.1	(0.4)
Excess tax benefit from share-based awards	(0.2)	—
Loss from equity method investment	0.6	—
Changes in working capital pertaining to operating activities:
Receivables	10.0	(27.0)
Inventories	10.5	18.9
Accounts payable	(17.6)	19.0
Accrued liabilities	(22.5)	(21.4)
Interest payable	(10.4)	(7.7)
Income taxes receivable	1.2	1.3
Other	(7.4)	(4.2)

Net cash (used in) provided by operating activities	(11.3)	12.8

Cash Flows from Investing Activities:
Capital expenditures	(38.1)	(30.5)
Equity method investment in VISA SunCoke Limited	—	(67.7)

Net cash used in investing activities	(38.1)	(98.2)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P.	—	238.0
Proceeds from issuance of long-term debt	—	150.0
Repayment of long-term debt	—	(225.0)
Debt issuance costs	—	(6.0)
Proceeds from revolving facility	16.0	—
Repayment of revolving facility	(16.0)	—
Cash distribution to noncontrolling interests	(6.4)	(2.2)
Repurchase of common stock	—	(2.4)
Proceeds from exercise of stock options	0.2	0.9
Excess tax benefit from share-based awards	0.2	—

Net cash (used in) provided by financing activities	(6.0)	153.3

Net (decrease) increase in cash and cash equivalents	(55.4)	67.9
Cash and cash equivalents at beginning of period	233.6	239.2

Cash and cash equivalents at end of period	$178.2	$307.1

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$333.5	$428.2
Brazil Coke	9.3	9.7
Coal Mining	6.5	13.6
Coal Mining intersegment sales	33.9	32.2
Coal Logistics	8.7	—
Coal Logistics intersegment sales	4.2	—
Elimination of intersegment sales	(38.1)	(32.2)

Total	$358.0	$451.5

Adjusted EBITDA(1):
Domestic Coke	$46.8	$61.1
Brazil Coke	1.7	1.6
India Coke	0.1	—
Coal Mining	(8.0)	(4.6)
Coal Logistics	2.1	—
Corporate and Other	(9.1)	(5.8)

Total	$33.6	$52.3

Coke Operating Data:
Domestic Coke capacity utilization (%)	90	101
Domestic Coke production volumes (thousands of tons)	944	1,051
Domestic Coke sales volumes (thousands of tons)(2)	948	1,058
Domestic Coke Adjusted EBITDA per ton(3)	$49.37	$57.75
Brazilian Coke production—operated facility (thousands of tons)	252	216
Indian Coke sales (thousands of tons)(4)	122	—
Coal Operating Data(5):
Coal sales volumes (thousands of tons):
Internal use	327	277
Third parties	71	96

Total	398	373

Coal production (thousands of tons)	306	349
Purchased coal (thousands of tons)	91	18
Coal sales price per ton (excludes transportation costs)(6)	$99.03	$121.19
Coal cash production cost per ton(7)	$118.29	$126.78
Purchased coal cost per ton(8)	$105.00	$97.16
Total coal production cost per ton(9)	$129.59	$140.56
Coal Logistics Operating Data:
Tons handled (thousands of tons)	4,359
Coal Logistics Adjusted EBITDA per ton handled(10)	$0.48

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in the release.
(2)	Excludes 22 thousand tons of consigned coke sales in the three months ended March 31, 2013.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Represents 100% of VISA SunCoke sales volumes.
(5)	Includes production from Company and contract-operated mines.
(6)	Includes sales to affiliates.
(7)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume.
(8)	Costs of purchased raw coal divided by purchased coal volume.
(9)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $13.32 and $13.39 for the three months ended March 31, 2014 and 2013, respectively.
(10)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended March 31,
	2014	2013
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$24.3	$43.9
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	9.3	8.4

Adjusted EBITDA	33.6	52.3

Subtract:
Adjustments to unconsolidated affiliate earnings(2)	1.0	—
Depreciation, depletion and amortization	29.0	23.9
Interest expense, net	12.1	15.8
Income tax (benefit) expense	(4.2)	4.8
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits (3)	(0.5)	1.4

Net income	$(3.8)	$6.4

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.
(2)	Reflects estimated share of interest, taxes, depreciation and amortization related to VISA SunCoke.
(3)	At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our customer at our Granite City facility. During the first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Consolidated Statement of Operations. At December 31, 2012, we had $12.4 million accrued related to sales discounts to be paid to our customer at our Haverhill facility. During the three months ended March 31, 2013, we settled this obligation for $11.8 million which resulted in a gain of $0.6 million. This gain is recorded in sales and other operating revenue on our consolidated statement of income.

Estimated 2014 Adjusted EBITDA to Estimated Net Income

	2014
	Low	High
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$173	$188
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	47.0	52.0

Adjusted EBITDA	220.0	240.0

Subtract:
Adjustments to unconsolidated affiliate earnings(2)	4.0	7.0
Depreciation, depletion and amortization	125.0	120.0
Interest expense, net	50.0	47.0
Income tax expense	9.0	16.0
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	(1.0)	(1.0)

Net income	$33.0	$51.0

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.
(2)	Reflects estimated share of interest, taxes, depreciation and amortization related to VISA SunCoke.